Exhibit 23.1

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of A SPAC II Acquisition Corp. on Form S-1/A Amendment No.1, File Number 333-263890 of our report dated February 7, 2022, except for Note 8, as to which the date is March 25, 2022, with respect to our audits of the financial statements of A SPAC II Acquisition Corp. as of December 31, 2021 and for the period from June 28, 2021 (inception) through December 31, 2021 and from June 28, 2021 (inception) through July 20, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, NY

April 21, 2022

www.marcumbp.com